Exhibit 8.1
Empresas ICA, S.A.B. de C.V.
20-F 2009
Significant Subsidiaries
The following table sets forth our significant subsidiaries as of December 31, 2009, including the principal activity, country of incorporation, ownership interest and, if different, percentage of voting power held by us:

			Ownership	Voting
	Principal		Interest	Power Held
Subsidiary	Activity	Domicile	(%)	(%)
Constructoras ICA, S.A. de C.V.	Construction	Mexico	100	100
Controladora de Empresas de Vivienda, S.A. de C.V.	Housing development	Mexico	100	100
Controladora de Operaciones de Infraestructura, S.A. de C.V.	Concessions	Mexico	100	100
Ingenieros Civiles Asociados, S.A. de C.V.	Heavy urban and specialized construction	Mexico	100	100
Grupo Rodio Kronsa(A)	Sub-soil construction	Spain	50	50

ICA — Fluor Daniel, S. de R.L. de C.V. (A)	Industrial construction	Mexico	51	51
ICA Panama, S.A.	Highway construction concessionaire	Panama	100	100
Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.	Airport operations	Mexico	54	58	(B)
Constructora de Proyectos Hidroelectricos, S.A. de C.V. / Constructora Hidroelectrica La Yesca, S.A. de C.V.	Consortia for the construction of the La Yesca hydroelectric project	Mexico	99	67

(A)	Proportionally consolidated.
(B)	Directly and through our interest in Servicios de Tecnologia Aeroportuaria, S.A. de C.V.